EXHIBIT 2.1

EXCHANGE AGREEMENT

Among

COURT SQUARE CAPITAL LIMITED

and

CONSOLIDATED FURNITURE CORPORATION

Dated: October 9, 2001

EXCHANGE AGREEMENT

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ARTICLE 5 MISCELLANEOUS	4
5.1. Nature and Survival of Representations	4
5.2. Notices	5
5.3. Successors and Assigns	5
5.4. Governing Law	5
5.5. Headings	5
5.6. Counterparts	5
5.7. Further Assurances	5
5.8. Amendment and Waiver	5
5.9. Entire Agreement	6

- ii -

EXCHANGE AGREEMENT

     THIS IS AN EXCHANGE AGREEMENT (the “Agreement”) dated October 9, 2001 among Court Square Capital Limited, a Delaware corporation (“Court Square”) and Consolidated Furniture Corporation, a New York corporation (“Parent”).

Background

     Parent currently owns 1,000 shares of common stock (the “Shares”) of Furniture Comfort Corporation, a Delaware corporation (the “Company”), which represents all of the issued and outstanding capital stock of the Company, and is willing to transfer the Shares to Court Square as payment in full of $24,000,000 (the “Payment Amount”), which amount is equal to a portion of the principal amount outstanding as of the date hereof under the Revolving Credit Note dated September 22, 1989 and issued by Parent (then Mohasco Corporation) and certain of its affiliates to Court Square (then known as Citicorp Capital Investors Limited) pursuant to the Credit Agreement dated as of September 22, 1989 among Parent, Mohasco Upholstered Furniture Corporation, Chromcraft Corporation, Super Sagless Corporation, Choice Seats Corporation, Peters Revington Corporation and Court Square.

     Court Square also desires to accept the Shares in full payment and satisfaction of the Payment Amount on the terms and subject to the conditions set forth in this Agreement.

Terms

     In consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Court Square and Parent agree as follows:

ARTICLE 1

THE EXCHANGE

     1.1. Exchange of Shares. Subject to the terms and conditions hereof, on the date hereof Parent hereby transfers to Court Square the Shares, free and clear of all liens, security interests, restrictions, charges, claims and encumbrances and Court Square hereby acknowledges and accepts the Shares as payment in full of the Payment Amount (the “Exchange”).

     1.2. Closing Date. Time and Place. The closing of the Exchange (the “Closing”) shall take place on the date hereof (the “Closing Date”). The Closing shall take place at such location as the parties may determine.

     1.3. Closing Deliveries. Contemporaneously with the execution on this Agreement, Parent has delivered to Court Square duly executed stock powers transferring ownership of 1,000 shares of Common Stock of the Company to Court Square.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Court Square as follows:

     2.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. The copies of the Company’s Certificate of Incorporation and Bylaws, as amended to date, which have been delivered to Court Square, are correct and complete and are in full force and effect.

     2.2. Capitalization and Ownership. The Company’s capital stock consists of 1,000 Shares, all of which are issued and currently outstanding and are owned (beneficially and of record) by Parent. All of the Shares have been duly authorized, validly issued and are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon the Company, and were issued in compliance with all applicable federal and state securities or “blue sky” laws and regulations. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to unissued or treasury stock of the Company and no securities convertible into or exchangeable for any of such stock.

     2.3. Authorization. Parent has all necessary corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and this Agreement has been duly authorized, executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent.

     2.4. Stockholder Action. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the sole stockholder of Parent in accordance with the applicable provisions of New York Business Corporation Law.

     2.5. No Subsidiaries. The Company does not, directly or indirectly, own any stock of, or any other interest in, any other corporation or business entity.

     2.6. Broker’s and Finder’s Fees. All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been conducted without the intervention of any person or entity acting on behalf of Parent in such manner as to give rise to any valid claim against Court Square for any broker’s or finder’s fee or similar compensation.

     2.7. Corporate Power and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Parent has full corporate power and authority to make, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, without the need for the consent of any other person.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COURT SQUARE

     Court Square hereby represents and warrants to Parent as follows:

     3.1. Organization; Good Standing and Power. Court Square is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Court Square has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws, each as amended to date, of Court Square. Such Certificates of Incorporation and Bylaws are in full force.

     3.2. Authorization. Court Square has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Court Square of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Court Square, and this Agreement has been duly authorized, executed and delivered by Court Square and constitutes the legal, valid and binding obligation of Court Square.

     3.3. Broker’s and Finder’s Fees. All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been conducted without the intervention of any person or entity acting on behalf of Court Square in such manner as to give rise to any valid claim against Parent for any broker’s or finder’s fee or similar compensation.

ARTICLE 4

CERTAIN ADDITIONAL COVENANTS

     4.1. Costs, Expenses and Taxes. Parent shall pay all reasonable costs and expenses, including reasonable legal fees, of all parties to this Agreement in connection with the negotiation, execution and delivery of this Agreement by such parties.

     4.2. Indemnification.

     (a)  Indemnification by Parent. Parent hereby agrees to indemnify Court Square against and hold Court Square harmless from any loss, liability, claim, damage, cost or expense (including reasonable legal fees and expenses and all other costs and expenses incurred in investigating, preparing for or defending any proceeding, commenced or threatened, incident to the foregoing or to the enforcement of this Section 4.2) suffered or incurred by Court Square for or on account of or arising from or in connection with (i) any breach of any representation or warranty of Parent contained in this Agreement or in any Exhibit or Schedule hereto, and (ii) any breach of any covenant or obligation of Parent contained in this Agreement, whether requiring performance before or, after the Closing Date.

     (b)  Indemnification by Court Square. Court Square hereby agrees to indemnify Parent against and hold it harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses and all other costs and expenses incurred by investigating, preparing for or defending any proceeding, commenced or threatened, incident to the foregoing or to the enforcement of this Section 4.2) suffered or incurred by Parent for or on account of or arising from or in connection with (i) any breach of any representation or warranty Court Square contained in this Agreement or in any Exhibit or Schedule hereto, (ii) any breach of any obligation or covenant of Court Square contained in this Agreement, whether requiring performance before or after the Effective Time.

     (c)  Indemnification Payments. Amounts payable in respect of the indemnification obligations of Parent and Court Square under Section 4.2 shall be calculated after taking into account (a) any realized tax effects attributable to (i) the loss, liability, claim, obligation, damage or deficiency giving rise to the indemnification obligation, (ii) the payment of indemnification and (iii) the receipt of an indemnification payment, and (b) any realized insurance or other recoveries from third parties.

     (d)  Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto shall terminate at the close of business on the second anniversary of the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification.

ARTICLE 5

MISCELLANEOUS

     5.1. Nature and Survival of Representations. The representations, warranties, covenants and agreements of Court Square and Parent contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto, shall be deemed incorporated in this Agreement and shall constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing and terminate at the close of business on the second anniversary of the Closing Date.

     5.2. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, by overnight carrier or when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

If to Court Square to:
Court Square Capital Limited
399 Park Avenue
6th Floor, Zone 11
New York, NY 10043
Attention: Mr. M. Saleem Muqaddam

If to Parent to:
Consolidated Furniture Corporation
445 Park Avenue
New York, NY 10022
Attention: Mr. John B. Sganga

     5.3. Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other parties.

     5.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     5.5. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

     5.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     5.7. Further Assurances. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     5.8. Amendment and Waiver. The parties to this Agreement may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (C) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

     5.9. Entire Agreement. This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, set forth all of the premises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

COURT SQUARE CAPITAL LIMITED

By:	/s/ M. SALEEM MUQADDAM

	Name:	M. Saleem Muqaddam
	Title:	Vice President

CONSOLIDATED FURNITURE CORPORATION

By: /s/ JOHN B. SGANGA

	Name:	John B. Sganga
	Title:	Executive Vice President
and Chief Financial Officer